EXHIBIT 4

UNITED FUND GROUP, INC.

2015 STOCK PLAN

FOR NON-EMPLOYEES

1. Purpose. The purpose of the United Group Fund, Inc. Stock Plan for Non-Employees (the "Plan") is to attract and retain outstanding individuals as shareholders and to serve as members of the Board of Directors of United Fund Group, Inc. (the "Company") and to furnish incentives to such persons by providing such persons opportunities to acquire shares of the Common Stock of the Company ("Common Stock") on advantageous terms as herein provided thereby giving them a stake in the growth and profitability of the Company.

2. Shares Reserved under the Plan. There is hereby reserved for issuance under the Plan an aggregate of 1,000,000 shares of Common Stock, which may be newly-issued or acquired for the purposes of this Plan. If there is a lapse, expiration, termination, or cancellation of any option granted under this Plan, all unissued shares subject to or reserved for such option may again be used for new options granted under this Plan.

3. Participation. Participation in this Plan is limited to certain shareholders of the Company who are not salaried officers or employees of the Company or any of its direct or indirect subsidiaries (a "Non-Employee" or "Participant").

4. Shares to be Granted under the Plan. Each Non-Employee may be granted shares under a Restricted Stock Grant Agreement at the discretion of the Board of Directors.

5. Nontransferability. Any shares granted under this Plan shall not be transferable other than by will or the laws of descent and distribution.

6. Other Provisions; Securities Registration. The grant of any option under the Plan may also be subject to other provisions as counsel to the Company deems appropriate, including, without limitation, provisions imposing restrictions on resale or other disposition of the Common Stock issuable upon grant and such provisions as may be appropriate to comply with federal or state securities laws. If at any time during the period any shares granted under this Plan is outstanding the Company shall be advised by its counsel that the shares deliverable are required to be registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law, or that delivery of such shares must be accompanied or preceded by a prospectus meeting the requirements of such Act, the Company will use its best efforts to effect such registration or provide such prospectus not later than reasonable time following each grant, but delivery of shares by the Company may be deferred until such registration is effected or such prospectus is available.

7. Term of Plan. No grants shall be issued under this Plan 365 days after the qualification of the Company's Form 1-A as filed with the Securities Exchange Commission or after the close of the offering under such Form 1-A, whichever is first.

8. Adjustment Provisions. If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares reserved for issuance under this Plan, the number of shares to be granted under this Plan, the limitations on shares and the number of shares covered by each outstanding option shall be adjusted so that the aggregate consideration payable to the Company and the value of each share shall not be changed.

9. Amendment and Termination of Plan. The Board of Directors of the Company may amend the Plan from time to time or terminate the Plan at any time. No amendment shall be made without stockholder approval, if such amendment materially increases the number of shares of Common Stock reserved under the Plan.

10. Stockholder Approval. The Plan was adopted by the Board of Directors of the Company on June 17, 2015, subject to stockholder approval of the increased number of shares reserved hereunder.

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RESTRICTED STOCK GRANT AGREEMENT

PURSUANT TO THE UNITED GROUP FUND, INC.

2015 STOCK PLAN

RESTRICTED STOCK GRANT AGREEMENT (the "Agreement"), dated as of , between United Group Fund, Inc., a Delaware corporation (the "Company"), and (the "Grantee").

W I T N E S S E T H :

WHEREAS, Grantee is a shareholder of the Company; and

WHEREAS, the Company desires to issue and grant to the Grantee, and the Grantee desires to accept, shares of the Company's common stock, $0.0001 par value ("Common Shares"), upon the terms and subject to the conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Grant of Restricted Stock. In recognition of the Grantee's commitment to the continued growth and financial success of the Company, the Company hereby grants to the Grantee (restricted) Common Shares (the "Restricted Stock"). Except as otherwise provided herein including, without limitation, the provisions of Paragraph 5 hereof, the Grantee shall have with respect to the Restricted Stock all of the rights of a holder of Common Shares, including the rights to receive dividends, if paid, and the right to vote the Common Shares, provided, however, that, prior to the record date for any dividend, the Committee shall determine, in its sole discretion, whether (i) the Grantee shall immediately receive the dividend on the Restricted Stock on the payment date, notwithstanding the vesting date of the underlying Restricted Stock as set forth in Section 3 below or (ii) the amount of the dividend otherwise payable on the Restricted Stock shall be held in escrow from and after the dividend payment date until the Restricted Stock vests, at which time the amount of the dividend shall be paid to the Grantee. Simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company shall deliver to the Grantee a stock certificate (or certificates) representing the shares of the Restricted Stock, which certificate(s) shall (a) be registered on the Company's stock transfer books in the name of the Grantee and (b) bear (in addition to any other legends required by applicable law) the following legend (or a legend substantially similar thereto):

"This certificate and the shares represented hereby are subject to, and shall be transferable only in accordance with, the provisions of a certain Restricted Stock Grant Agreement dated between and United Group Fund Inc."

2. Removal of Restricted Stock Legend. After shares of the Restricted Stock issued to the Grantee hereunder have become vested in accordance with provisions of this Agreement, promptly upon delivery of stock certificates representing such vested shares have been delivered by the Grantee to the Company together with a written request therefor, the Company shall cause the transfer agent for the Common Shares to issue separate certificates representing a) the Common Shares that are free of the restrictions set forth herein and without the legend referred to in Paragraph 1 hereof and b) the remaining unvested Common Shares bearing the legend referred to in Paragraph 1 hereof.

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3. Vesting.

A. Subject to the terms and conditions set forth herein, including, without limitation, the provisions of Paragraph 5 hereof, beneficial ownership without the restrictions set forth in Paragraph 1 hereof ("Beneficial Ownership") of the restricted stock shall vest in the Grantee as follows and in the respective dates herein set forth (each such date, or "Vesting Date"):

DATE

NUMBER OF SHARES

Notwithstanding the foregoing, Beneficial Ownership of all of the aforementioned shares of Restricted Stock shall vest immediately, without any action on the part of the Company (or its successor as applicable) or the Grantee if, prior to a Forfeiture hereinafter (as defined) by the Grantee pursuant to Paragraph 5 hereof, any of the following events occur:

(i)	the death of the Grantee;

(ii)	the Retirement (as hereinafter defined) of the Grantee;

(iii)	the termination of the Grantee's employment with the Company and/or its subsidiaries, as applicable, by the Company (or applicable subsidiaries) without Cause (as hereinafter defined); and

(iv)	the occurrence of a Change-in-Control of the Company (as hereinafter defined).

B. As used in this Agreement, the following terms shall have the following respective meanings:

"Retirement" shall mean Grantee's formal retirement from employment with the Company under acceptable circumstances as determined by the Committee in its sole discretion (which determination may be conditioned upon, among other things, the Grantee entering into a non-competition agreement with the Company).

"Cause" shall mean (i) fraud, embezzlement or gross insubordination on the part of the Grantee or breach by the Grantee of his or her obligations under any Company policy or procedure; (ii) conviction of or the entry of a plea of nolo contendere by the Grantee for any felony; (iii) a material breach of, or the willful failure or refusal by the Grantee to perform and discharge, his or her duties, responsibilities or obligations, as a Grantee; or (iv) any act of moral turpitude or willful misconduct by the Grantee which (A) is intended to result in substantial personal enrichment of the Grantee at the expense of the Company or any of its subsidiaries or affiliates or (B) has a material adverse impact on the business or reputation of the Company, or any of its subsidiaries or affiliates.

"Change-in-Control" of the Company shall be deemed to have occurred upon any of the following events:

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(i)

a change in control of the direction and administration of the Company's business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; or

(ii)

during any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Company's Board of Directors or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or

(iii)	the Company's Board of Directors shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

(iv)

the Company's Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (ii) above, and such transaction shall have been consummated.

Notwithstanding the foregoing, (A) any spin-off of a division or subsidiary of the Company to its stockholders and (B) any event listed in (i) through (iv) above that the Board of Directors determines not to be a Change-in-Control of the Company, shall not constitute a Change-in-Control of the Company.

For purposes of the definition of Change-in-Control, "Continuing Directors" shall mean (x) the directors of the Company in office on the date of this Agreement and (y) any successor to any such director and any additional director who after such date was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection.

4. Non-Transferability of Restricted Stock. Except as expressly provided in Paragraph 3 hereof, prior to the applicable Vesting Dates, no unvested shares of the Restricted Stock (nor any interest therein) may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of any unvested shares of the Restricted Stock contrary to the provisions hereof shall be null and void and without effect.

5. Forfeiture.

A. Except upon occurrence of the events set forth in Paragraphs 3(a)(i), 3(a)(ii) and 3(a)(iii) hereof, upon termination of the Grantee's employment with the Company and/or its subsidiaries, as applicable, prior to vesting of Beneficial Ownership in all of the shares of Restricted Stock, and notwithstanding the provisions of Paragraph 3(a) hereof, Beneficial Ownership of the remaining unvested shares of the Restricted Stock shall not vest in the Grantee and all such unvested shares of the Restricted Stock shall immediately thereupon be forfeited by the Grantee to the Company (a "Forfeiture") without any consideration therefor.

B. Upon a Forfeiture, the Grantee shall, within ten (10) business days thereafter, deliver to the Company all stock certificates representing all shares of the forfeited Restricted Stock, together with stock powers duly executed in blank by the Grantee. From and after the occurrence of such Forfeiture, and notwithstanding any provision herein to the contrary including, without limitation, the provisions of Paragraph 1 hereof, the Grantee shall have no rights to or interests in any shares of the forfeited Restricted Stock (other than the obligation to transfer and deliver all stock certificates representing all shares of forfeited Restricted Stock pursuant to this Paragraph 5(b)).

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6. Representations and Warranties of Grantee. The Grantee hereby represents and warrants to the Company as follows:

A. The Grantee has the legal right and capacity to enter into this Agreement and fully understands the terms and conditions of this Agreement.

B. The Grantee is acquiring the Restricted Stock for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act").

C. The Grantee understands and agrees that none of the shares of the Restricted Stock may be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except in compliance with this Agreement and the Securities Act pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and applicable state securities or "blue sky" laws, and then only in accordance with the United Group Fund Inc. Insider Trading and Tipping Policy (the "Insider Trading Policy"). The Grantee further understands that the Company has no obligation to cause or to refrain from causing the resale of any of the shares of the Restricted Stock or any other shares of its capital stock to be registered under the Securities Act or to comply with any exemption under the Securities Act which would permit the shares of the Restricted Stock to be sold or otherwise transferred by the Grantee. The Grantee further understands that, without approval in writing pursuant to the Insider Trading Policy, no trade may be executed in any interest or position relating to the future price of Company securities, such as a put option, call option, or short sale (which prohibition includes, among other things, establishing any "collar" or other mechanism for the purpose of establishing a price).

7. Notices. Any notice required or permitted hereunder shall be deemed given only when delivered personally or when deposited in a United States Post Office as certified mail, postage prepaid, addressed, as appropriate, if to the Grantee, at such address as the Company shall maintain for the Grantee in its personnel records or such other address as he may designate in writing to the Company, and if to the Company, at 18622 ROCOSO PL, TARZANA, CA 91356, Attention: Corporate Secretary or such other address as the Company may designate in writing to the Grantee.

8. Withholding. All payments or distributions of Restricted Stock or with respect thereto shall be net of any amounts required to be withheld pursuant to applicable federal, national, state and local tax withholding requirements. The Company may require the Grantee to remit to it an amount sufficient to satisfy such tax withholding requirements prior to delivery of any certificates for such Restricted Stock or with respect thereto. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the Grantee as the Company shall determine. The Company may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit the Grantee to pay all or a portion of the federal, national, state and local withholding taxes arising in connection with the Restricted Stock or any payments or distributions with respect thereto by electing to have the Company withhold Common Shares having a Fair Market Value equal to the amount to be withheld, provided that such withholding shall only be at rates required by applicable statues or regulations.

9. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

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10. Amendment and Termination. This Agreement may not be amended or terminated unless such amendment or termination is in writing and duly executed by each of the parties hereto.

11. Tenure. The Grantee's right to continue to serve the Company or any of its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by the award hereunder.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

13. Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Grantee, his executors, administrators, personal representatives and heirs. In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

14. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, discussions and understandings with respect to such subject matter.

15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to principles and provisions thereof relating to conflict or choice of laws.

IN WITNESS WHEREOF, the Company has executed this Agreement on the date and year first above written.

UNITED GROUP FUND INC.

The undersigned hereby accepts, and agrees to, all terms and provisions of the foregoing Restricted Stock Grant Agreement.

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ED GROUP FUND INC.

The undersigned hereby accepts, and agrees to, all terms and provisions of the foregoing Restricted Stock Grant Agreement.

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